Exhibit 10(c)

STEELE ALPHIN

Global Chief Administrative Officer

February 22, 2010

Gregory L. Curl

2100 Delpond Lane

Charlotte, NC 28226

Re:	Retirement

Dear Greg:

This letter confirms in writing the mutual agreement between you and Bank of America regarding your retirement and the impact of that retirement on the Employment Agreement that you originally entered into with Boatmen’s Bancshares, Inc. dated January 30, 1996, as clarified by a letter agreement with Bank of America dated May 7, 2001 (the “Employment Agreement”).

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Retirement Date: Your retirement date will be on or about March 31, 2010, or such other date that we may mutually agree. Your retirement will be treated as a “voluntary termination” under section 6.3 of the Employment Agreement, and accordingly no cash severance benefits will be payable under the Employment Agreement. You have been furnished with a summary of your earned and vested equity and retirement benefits. This letter satisfies any requirement under section 6.3 that you provide advance notice of your retirement.

•	Duties: Through your retirement date you will assist in the transition of your risk duties and consult on possible strategic partnerships.

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Incentive Opportunity: You will be eligible for a discretionary partial incentive award for your services in 2010, to be determined after year end in the normal course of incentive award determinations and payable before March 15, 2011.

Tel: 704.388.1147 • Fax: 704.386.1132

steele.alphin@bankofamerica.com

Bank of America, NC1-007-58-22

100 North Tryon Street, Charlotte, NC 28255

February 22, 2010

Confirmation Regarding Covenants: You are subject to certain covenants under Article 9 of the Employment Agreement, including a covenant not to compete for 12 months under section 9.1 and a nonsolicitation of employees for 24 months under section 9.3. The covenants in Article 9 apply in connection with your retirement. However, for purposes of section 9.1, you will be considered in competition with Bank of America only if you are engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent or otherwise, with a business entity that is listed on Exhibit A attached hereto.

Please indicate your agreement with this letter by signing the enclosed copy of this letter and returning it to my attention by no later than February 25, 2010. Please let me know if you have any questions.

Sincerely,

Steele Alphin

ACCEPTED AND AGREED TO:

Feb. 23, 2010
Gregory L. Curl	Date

Exhibit A

Competitive Businesses*

American Express

Ameriprise Financial

Barclays

BlackRock

BNP Paribas

Capital One

Charles Schwab

Citigroup

Credit Suisse Group

Deutsche Bank

E*Trade Financial

Fidelity

GE Capital

GMAC Financial

Goldman Sachs

HSBC

Jefferies & Company

JPMorgan Chase

Morgan Stanley

Nomura Securities

Oppenheimer Holdings

Piper Jaffray Companies

Putnam Investments

Sallie Mae

State Street

TD AMERITRADE

UBS

US Bancorp

Wellington Management

Wells Fargo

*	Includes any subsidiaries and affiliates of the listed entities